EXHIBIT 10.1
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                          IRWIN BANK AND TRUST COMPANY

                           DEFERRED COMPENSATION PLAN
                                       FOR
                                 BANK DIRECTORS

         1. Purpose. Irwin Bank and Trust Company, a Pennsylvania banking corporation (herein "the Bank"), hereby establishes and maintains the bank's Deferred Compensation Plan for Directors (the "Plan"), under which Directors of the Bank may defer all or part of the fees payable for services rendered by them as Directors and certain pre-retirement Death Benefits are provided.

         2. Definitions. The following definitions apply to the Plan:

                  a. Beneficiary means one or more persons or other entities designated by a Director to receive the benefits provided under this Plan payable by reason of the Director's death. If a Director makes no valid designation, or if the designated beneficiary fails to survive the Director or otherwise fails to elect to receive such benefits, the Director's Beneficiary shall then be the first of the following persons who survives the Director:

                           (i)      The Director's surviving spouse, if any;

                           (ii)     If there is no  surviving  spouse, then  the
Director's beneficiary shall be the Director's estate.

                           If there is a surviving spouse  but  she  should  die
prior to payment of all benefits due hereunder, then the remaining benefits hereunder shall be administered and distributed as part of her estate.

                           The Committee (as hereinafter defined)  will  provide
each Director with a Beneficiary Designation Form on which the Director may designate his Beneficiary. The Director may change his designated beneficiary hereunder by filing written notice of such change with the Committee on the form specified.

                  b. Benefit Schedule means the Schedule, attached as Exhibit"A" and based on guaranteed net rate of return of thirteen percent (13%, pursuant to which is determined the amount of Deferred Income Benefits to which each Director is entitled under this Plan.

                  c. Binder Agreement means the Agreements, attached hereto and composing Exhibit "B", by which each Director's pre-retirement Death Benefits are established and each Director (by executive of his individual Binder Agreement) acknowledges and agrees to certain terms related to such Death Benefits.

                 d. Board of Directors means the Board of Directors of the Bank.




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                  e.  Committee  means the  Committee  appointed by the Board of
Directors to administer this Plan, as further described in Section 10 and other provisions of this Plan.

                  f. Compensation means the fees payable by the Bank to a Director for services rendered as a Director. "Compensation" shall include a Director's retainer fees, regular meeting fees, and committee meeting fees. It shall not include any compensation or benefits received by a Director as an employee of the Bank.

                  g. Bank means the Bank and any successor by merger or otherwise, as further addressed in Section 14 below.

                  h. Death Benefit  means the Annual Death Benefit  described in
Section 5 and as individually determined pursuant to the applicable Binder Agreement included in Exhibit "B".

                  i. Deferral Period means the forty-eight (48) consecutive month period to which a Director's election to defer payment of Compensation applies, and which commences after the Committee's receipt and acceptance of the Director's Deferred Election Form.

                  j.  Deferred   Income  Benefit  means  the  deferred   benefit
described in Section 5 and as determined pursuant to Exhibit "A".

                  k. Director means a member of the Board of Directors of the Bank, whether or not a full-time employee of the Bank.

                  l. Plan means this Plan, the Bank's Deferred Compensation Plan for Director's (the "Plan").

         3. Deferral Election.

                  a. A Director may defer payment of part or all of his Compensation by filing a completed Deferral Election Form with the Committee before the first day of the Deferral Period to which the election is to apply. A Director may not defer less than One Thousand Dollars ($1,000) of Compensation per Deferral Year (as defined below). A deferral shall apply to Compensation that is payable to the Director for services rendered after the effective date of the Deferral Election and after the Deferral Election Form is filed with and accepted by the Committee. A Director may not elect to defer payment of Compensation if the Director will have reached age 70 prior to or at the beginning of the Deferral Period, except with the consent of the Committee, which consent shall not be withheld if consistent with this Plan. The Committee will provide Directors with Deferral Election Forms.

                  b. A Director may not terminate his Deferral Election during a Deferral Period without the Committee's consent. A termination of a Deferral Election shall be effective on or after

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the date on which the  Committee  consents to the  termination  and shall relate only to Compensation payable for services rendered after the effective date to such termination.

                  c. A Director must specify on his Deferral Election Form the date on which payment of his deferred benefits hereunder will begin, which commencement date shall be on or after the Director's seventieth (70th) birthday, except if earlier only with the Committee's prior consent. Thereafter, such payment date may be changed only with the Committee's prior consent and such consent may be granted only if a different payment date is for reasons of administrative convenience. No Director who is a member of the Committee may vote on a matter regarding change in payment of his deferred benefits.

         4. Change in Form of Benefit.

                  a. The Committee may require that a Director undergo a health examination as a condition of accepting the Director's election to defer Compensation. If a Director is not able to provide the Committee with evidence of good health that is satisfactory to the Committee, then the Committee, in its sole discretion, shall determine whether (i) the amount of the Director's Deferred Income Benefits shall be actuarially adjusted to take into account the condition of the Director's health, or (ii) the Director's Deferral Election will not be accepted.

                  b. If, during a Deferral Period, for any reason other than his death, a participating director in the Plan (i) ceases to be a Director, or (ii) terminates his title to receive a Deferred Income Benefit with respect to his Compensation previously deferred during the Deferral Period in which the foregoing event occurs, (except that if a director is not re-elected to the Board but continues to contribute the equivalent of the Compensation, with Committee approval and in its sole discretion, he may be continued as a participant without a change of form of benefit as herein provided). If the above events occur and no exception is made, then the Director's sole entitlement for the Deferral Period shall be to receive a Deferred Cash Benefit equal to the amount of Compensation that was deferred during the Deferral Period, plus interest, as if the Compensation had been credited when earned to a book account. The interest rate applied to each bok account shall be equal to the rate that would have been payable had the average balance credited to the book account during the preceding calendar quarter been invested on the first day of the quarter in a 6 month certificate of deposit of Irwin Bank and Trust Company (or such other bank as the Committee may determine), issued in denominations of $10,000. A Director's Deferred Cash Benefit shall be equal to the amount credited to his book account.

         5. Deferred Income Benefits, Death Benefits and Distributions.

                  a. Except as otherwise provided in Section 4, a Director who has elected to defer Compensation shall be entitled to a Deferred Income Benefit and/or a pre-retirement Death Benefit, based on the Benefit Schedule and applicable Binder Agreement attached as Exhibits "A" and "B" hereto.


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                  b.  A  Deferral  Period  is a  forty-eight  consecutive  month period, or four periods of twelve consecutive months (each such period shall be known as a "Deferral Year"). If the amount of Compensation deferred by a Director during the second, third, or fourth Deferral Years exceeds or is less than the amount of Compensation deferred during the first Deferral Year, then the Deferred Income Benefit to which the Director shall be entitled with respect to the Deferral Period shall be actuarially increased or decreased accordingly.

                  c. A Director  shall be  entitled  to  receive  the sum of his
Deferred Income Benefits, determined separately with respect to each Deferral Period, beginning on the date specified by the Director in his Deferral Election form for such Deferral Period. If payment begins on a date other than the later of (i) the Director's seventieth (70th) birthday, or (ii) upon the expiration of the Deferral Period (in the case of a Deferral Period which will expire after the Director attains seventy (70) years of age), the amount of the Director's Deferred Income Benefit will remain the amount which would have been payable at the later of the above two dates. The Deferred Income Benefits shall be paid in ten (10) equal annual installments, unless the Committee, in its sole discretion, determines another form of payment which is actuarially equivalent to such ten-year payment.

                  d. If a Director who has elected to receive a Deferred Income Benefit dies other than by suicide prior to his retirement age as set forth in his applicable Binder Agreement included in Exhibit "B" hereto and before payment of his Deferred Income Benefit has begun, in lieu of his Deferred Income Benefit hereunder, his Beneficiary shall receive an Annual Death Benefit as set forth in the Binder Agreement. The applicable Death Benefit shall be payable in equal annual installments, unless the Committee, in its sole discretion, determines another form of payment that is actuarially equivalent to such ten-year payment. The Annual Payments for individual Directors shall be as set forth in the Binder Agreements. The total Death Benefits payable shall be equal to ten (10) years of Annual Payments or Annual Payments until the Director's Retirement Age, whichever results in the greater total Death Benefit, except that if the accumulation of principal and interest on the Director's Deferred Income Benefit exceeds the Death Benefit payable under the above formula, as applied to the factors applicable to an individual Director as set forth in his Binder Agreement, then his Beneficiary shall receive an amount equal to the Total Retirement Benefit in equal annual installments in lieu of the otherwise applicable Death Benefit.

                  e. If a Director dies upon or after attaining his retirement age, his Deferred Income Benefits per Exhibit "A" shall be paid to his Beneficiary in the manner heretofore provided in lieu of any Death Benefits hereunder. Where such death occurs after payment of his Deferred Income Benefit has begun, regardless of the Director's age at the time of such death the remaining installments of his Deferred Income Benefit will be paid to his Beneficiary, per Exhibit "A", in lieu of any Death Benefits, for the balance of the ten year period (or such other period as was fixed by the Committee when payments began).

         6. Natures of Bank's Obligation. The Bank's obligation under the Plan shall be in the nature of an unfunded and unsecured promise to pay. The Bank shall not be obligated under any circumstances to fund its financial obligation sunder the Plan. The Bank may purchase a policy or

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policies  of  insurance  on the  lives  of  Directors  and  will  be the  owner, beneficiary and premium payer of any such insurance policies, and neither the Director nor his Beneficiary(s) shall have any ownership rights in such policies or any proceeds thereof. Such policies are not earmarked for the payment of any benefits under this Agreement, provided, however, that the Bank shall not be required to pay any death benefits if a denial of insurance proceeds is based upon suicide or pre- existing health conditions not accurately or completely revealed by the Director. Any other assets which the Bank may acquire to help cover its financial obligations also are and remain general assets of the Bank subject to the claims of its creditors. The Bank does not give, nor does the Plan or the Director (or his Beneficiary) receive, any beneficial ownership interest in any asset of the Bank. All rights of ownership in any such assets are and remain in the Bank.

         7. Unsecured Promise. The rights of the Director and any designated Beneficiary(ies) of the Director, or any other person claiming through the Director under the Plan, shall be solely those of an unsecured general creditor of the Bank. The Director, or the designated Beneficiary(ies) of the Director, shall have the right to receive those payments specified under the Plan only from the Bank, and has no right to look to any general or specific asset or assets of the Bank, or any specific or special property separate from the Bank, to satisfy a claim for benefit payments.

         The Director agrees that he, his designated Beneficiary, or any other person claiming through the Director shall have no rights or beneficial ownership interests whatsoever in any general assets the Bank may acquire or use to help support its financial obligations under the Plan.

         Any such general assets used or acquired by the Bank in connection with the liabilities it has assumed under the Plan shall not be deemed to be held under any trust for the benefit of the Director or his designated Beneficiary, nor shall any such general assets be considered security for the performance of the obligations of the Bank. Any such asset or assets shall remain general, unpledged, and unrestricted assets of the Bank.

         The Director also understands and agrees that his participation in the acquisition of any such general asset for the Bank shall not constitute a representation to the Director, his designated Beneficiary, or any person claiming through or under the Director, that any of them has a specific or beneficial interest in such general asset or assets.

         8. Independence of Benefits. The Benefits payable under the Plan shall be independent of, and in addition to, any other benefits or compensation payable under any other agreements that now exist or may hereafter exist from time to time between the Bank and the Director. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to dismiss the Director, with or without cause, nor restrict the right of the Director to terminate services with the Bank, nor restrict the rights of an employee Director or the Bank in any way with respect to the employment relationship.

         9. Nonassignable Rights. Neither the Director nor his Beneficiary shall have the right to commute, sell, assign, transfer, or otherwise convey the right to receive any payments hereunder,

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which  payments  and the rights  thereto  hereby are  expressly  declared  to be nonassignable and nontransferable.

         10. Committee. The Board of Directors shall appoint a Committee to administer the Plan. The members of the Committee may, but need not be, Directors. The Committee shall establish the forms and procedures by which a Director may make Deferral Elections under this Plan, and the Committee shall have the complete authority and discretion to administer and interpret the Plan. The Committee shall exercise its discretion according to its determination of what is in the best interests of both the Bank and the Directors. No Director shall have any power to direct how the Committee shall exercise its discretion. All decisions of the Committee concerning the administration and interpretation of this Plan shall be final, conclusive, and binding.

         11.      Claims Procedure.

                  a. Benefits shall be paid in accordance with the provisions of this Plan. The Employee, or a designated recipient, or any other person claiming through the Employee (hereinafter collectively referred to as the "Claimant") shall make a written request for the benefits provided under this Plan. This written claim shall be mailed or delivered to the Named Fiduciary specified in
Section 12 below.

                  b. If a claim is denied, either wholly or partially, notice of the decision shall be mailed to the Claimant within a reasonable time period. This time period shall not exceed 90 days after the receipt of the claim by the Named Fiduciary.

                  c. The Named Fiduciary shall provide written notice to every Claimant who is denied a claim for benefits under this Plan. The notice shall set forth the following information:

                         (1) the specific reasons for the denial;

                         (2) the specific reference to pertinent Plan provisions
on which the denial is based on;

                         (3)  a  description  of  any  additional   material  or
information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

                         (4)  appropriate  information  and  explanation  of the
claims procedure under this Plan so as to permit the Claimant to submit his claim for review.

                  d. The claims procedure under this Plan shall allow the Claimant a reasonable opportunity to appeal a denial of claim and to receive fair review of that decision by the Named Fiduciary, as follows:


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                            (1) The Claimant  shall exercise his right of appeal
by submitting a written request for a review of the denied claim to the Named Fiduciary. This written request for review must be submitted to the Named Fiduciary not less than 60 days after receipt by the Claimant of the written notice of denial.

                            (2) The  Claimant  shall have the  following  rights
under this appeal procedure:

                                    (i)  to  request  a  review   upon   written
application to the Named Fiduciary;

                                    (ii) to review any other pertinent documents
respecting the Plan;

                                    (iii)  to  submit  issues  and  comments  in
writing;

                                    (iv) to request an extension of time to make
a written submission
of issues and comments; and

                                    (v) to  request  that a  hearing  be held to
consider Claimant's appeal.

                           e.     The decision on the review of the denied claim
shall promptly be made by the Named Fiduciary.

                                    (1) not more than 60 days after the  receipt
of the request for review if no hearing is held; or

                                    (2) not more than 120 days after the receipt
of the request for review, if an extension of time is necessary in order to hold a hearing.

                                             (i)  If an  extension  of  time  is
necessary in order to hold a hearing, the Named Fiduciary shall give the Claimant written notice of the extension of time and of the hearing. This notice shall be given prior to any extension.

                                             (ii)   The   written    notice   of
extension shall indicate that an extension of time will occur in order to hold a hearing on Claimant's appeal. The notice also shall specify the place, date, and time of that hearing and the Claimant's opportunity to participate in the hearing. It also may include any other information the Named Fiduciary believes relevant to the Claimant's appeal.

                            f. The  decision to hold a hearing to  consider  the
Claimant's appeal of the denied claim shall be within the sole discretion of the Named Fiduciary, whether or not the Claimant requests such a hearing.


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                            g. The Named Fiduciary's decision to review shall be
made in writing and provided to the Claimant within the specified time periods in Section 11-d above. This written decision on review shall contain the following information:

                                    (1)    the decision;

                                    (2)    the reasons for the decision; and

                                    (3)    specific references to the provisions
of the Plan on which the decision is based.

                  12. Named Fiduciary. The Bank is the "Named Fiduciary" (as herein referenced) under this Plan.

                  13. Amendment and Termination. The Board of Directors shall have the right, in its sole discretion, to modify this Plan from time to tome or to terminate the Plan entirely; provided, however, that no such modification or termination of the Plan shall divest any Director or his Beneficiary of benefits hereunder to which the Director is entitled as of the date of such modification or termination. If at any time the Federal income tax laws as applied to the Plan make the income tax treatment of the Deferred Income Benefits and/or Death Benefits substantially less favorable to the Bank and/or a Director that is contemplated at the time this Plan is established, then a majority of the members of the Board of Directors may, in their sole discretion, terminate the Plan or direct the Committee to adjust the benefits accordingly, provided that in no event shall the total benefits received by a Director and/or his Beneficiary be less than the amount that would have bee paid had the Director been entitled to receive, with respect to his deferred Compensation, a Deferred Cash Benefit in lieu of a Deferred Income Benefit and/or a Death Benefit. The Committee may adjust Deferred Income Benefits and/or death Benefits payable pursuant to the authority granted herein. If the Plan is terminated, or if benefits are adjusted pursuant to this Plan, the Committee may authorize a Director's deferred benefits hereunder to be paid before the date specified on the Director's Deferral Election Form.

         14. Successor Obligations. This Agreement shall be binding upon and inure to the benefit of the Bank, its successors and assigns, and the Director and his heirs, executors, administrators and legal representatives. The Bank shall not merge or consolidate with any bank or other third party ("entity"), or reorganize, unless and until such succeeding or continuing entity agrees to assume and discharge the obligations of the Bank under this Agreement.

         15.      Effective Date.  This Plan shall be effective as of January 1,
1986.

         16. Construction. This Plan is created, adopted, and maintained pursuant to and in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent that those laws are superseded by, or in conflict with, the laws of the United States of America. The headings and captions appearing in this document are only for convenience and are not intended to have

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substantive  meaning. If a provision of this Plan is at any time determined by a court of law having jurisdiction to be unenforceable, such unenforceability shall not affect any other provision of the Plan.


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